May 2008 Preliminary Terms No. 639 Registration Statement No. 333-131266 Dated April 24, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

11% SPARQS®
Mandatorily Exchangeable for Common Stock of Altera Corporation

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
SPARQS are short-term yield-enhancement securities that provide enhanced current income with exposure to an underlying security.  In exchange for current income, investors forgo upside potential above the yield to call.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	June 20, 2009
Underlying stock:	Altera Corporation common stock (“ALTR Stock”)
Aggregate principal amount:	$
Coupon:	11% per annum, payable quarterly beginning September 20, 2008
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into ALTR Stock at the exchange ratio.
Exchange ratio:
The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of ALTR Stock, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:
Beginning on December 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	15-17% per annum on the stated principal amount (actual yield to call will be determined on the pricing date).
First call date:	December 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	June 10, 2009
Stated principal amount:	The closing price of ALTR Stock on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of ALTR Stock.
Issue price:	The closing price of ALTR Stock on the pricing date (see “Commissions and Issue Price” below). The issuer may, however, determine the issue price to be a fraction of the closing price of ALTR Stock.
Pricing date:	May , 2008
Original issue date:	May , 2008 (5 business days after the pricing date)
CUSIP:	617480363
Listing:
Application will be made to list the SPARQS on the American Stock Exchange LLC under the ticker symbol “ADJ,” subject to meeting the listing requirements.  We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS.  If accepted for listing, the SPARQS will begin trading the day after the pricing date.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	$	$	$
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page  for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1206001

11% SPARQS®
Mandatorily Exchangeable for Common Stock of Altera Corporation

Investment Overview

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
SPARQS pay a relatively high fixed quarterly coupon compared to the dividend yield of the underlying stock in exchange for a limit on the opportunity for appreciation.  Regardless of the stated maturity, SPARQS are callable by the issuer at any time after the first call date, typically 6 to 7 months from the issue date.  If called, the SPARQS will return the yield to call, inclusive of any coupons previously paid and accrued to the call date.  If not called, the SPARQS will return, at maturity, a fixed number of shares of the underlying stock per SPARQS.  SPARQS are not principal protected.

Altera Corporation Overview

Altera Corporation designs, manufactures and markets programmable logic devices and associated development tools.

ALTR Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Altera Corporation pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 000-16617 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding Altera Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

Information as of market close on April 22, 2008

Bloomberg Ticker:	ALTR
Current Stock Closing Price:	$21.13
52 Weeks Ago:	$21.11
52 Week Intraday High Price:	$26.24 (on 8/9/2007)
52 Week Intraday Low Price:	$16.21 (on 1/31/2008)
Current Dividend Yield:	0.95%

For additional information, please see “Information about the Underlying Stock” in these preliminary terms.

May 2008	Page 2

11% SPARQS®
Mandatorily Exchangeable for Common Stock of Altera Corporation

Key Investment Rationale

The SPARQS provide a defensive total return strategy linked to ALTR Stock.

▪	11% coupon, which is higher than the current dividend yield of ALTR Stock.

▪	Investors maintain some upside exposure to the underlying stock, limited to the yield to call.

▪	The coupon may offset potential capital losses if ALTR Stock decreases over the term of the SPARQS.

▪	SPARQS are not principal protected.

Best Case Scenario	ALTR Stock appreciates and SPARQS are called prior to maturity for a total annualized return equal to the yield to call. You will forgo any appreciation in ALTR Stock beyond the yield to call.
Worst Case Scenario
ALTR Stock depreciates at maturity and the SPARQS redeem for ALTR Stock worth less than the stated principal amount of the SPARQS.  You will still receive a quarterly coupon of 11% per annum if this occurs.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	Your return on the SPARQS is limited by the issuer’s call right.

▪	Secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪
The maturity of the SPARQS will be accelerated if the closing price of ALTR Stock on any two consecutive trading days is less than (i) $2.00 times (ii) the exchange ratio on the original issue date, and you will receive ALTR Stock worth substantially less than the stated principal amount or even zero.

▪	Altera Corporation is not involved with this offering in any way. The issuer has not made any due diligence inquiry in connection with this offering.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect ALTR Stock.

▪	Credit risk to Morgan Stanley.

▪	U.S. federal income tax consequences of an investment in the SPARQS are uncertain.

May 2008	Page 3

11% SPARQS®
Mandatorily Exchangeable for Common Stock of Altera Corporation

Fact Sheet

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 11% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, the SPARQS will pay a number of shares of Altera Corporation common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning December 20, 2008.  The SPARQS do not guarantee any return of principal at maturity.  The SPARQS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2008	May , 2008 (5 business days after the pricing date)	June 20, 2009, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying stock:	Altera Corporation common stock (“ALTR Stock”)
Coupon:	11% per annum, payable quarterly beginning September 20, 2008
Issue price:	ALTR Stock closing price on the pricing date. The issuer may, however, determine the issue price to be a fraction of the closing price of ALTR Stock. Please see “Syndicate Information” on page 6.
Stated principal amount:	ALTR Stock closing price on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of ALTR Stock.
Denominations:
ALTR Stock closing price on the pricing date and integral multiples thereof.  The issuer may, however, determine the denominations to be a fraction of the closing price of ALTR Stock and integral multiples thereof.

Interest payment dates:	September 20, 2008, December 20, 2008, March 20, 2009 and the maturity date
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into ALTR Stock at the exchange ratio.
Exchange ratio:
The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of ALTR Stock, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:
Beginning on December 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	15-17% per annum on the stated principal amount (actual yield to call to be determined on the pricing date). See “Hypothetical Call Price Calculations” beginning on page 7.
First call date:	December 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	June 10, 2009
Postponement of maturity date:
If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

Risk factors:	Please see “Risk Factors” on page 9.

May 2008	Page 4

11% SPARQS®
Mandatorily Exchangeable for Common Stock of Altera Corporation

General Information
Listing:
Application will be made to list the SPARQS on the American Stock Exchange LLC under the ticker symbol "ADJ,” subject to meeting the listing requirements.  We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS.  If accepted for listing, the SPARQS will begin trading the day after the pricing date.

CUSIP:	617480363
Minimum ticketing size:	50 SPARQS
Tax considerations:
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with the issuer to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the terminable forward contract.  Assuming the characterization of the SPARQS as set forth above is respected, a portion of the stated interest payments on the SPARQS will be treated as the Yield on the Deposit, and the remainder will be attributable to the Contract Fees, as described in the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS.”  The Yield on the Deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for SPARQS.

However, neither this summary nor the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS” address the U.S. federal income tax consequences of the ownership or disposition of ALTR Stock should a holder receive ALTR Stock at maturity.  Investors should consult their own tax advisers regarding the U.S. federal income tax consequences of the ownership or disposition of ALTR Stock.

In addition, as discussed in the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS,” we will not attempt to ascertain whether the issuer of ALTR Stock is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If the issuer of ALTR Stock were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined in the accompanying prospectus supplement for SPARQS) upon the sale, exchange or other disposition of the SPARQS.  Non-U.S. Holders should refer to information filed with the SEC or another governmental authority by the issuer of ALTR Stock and consult their tax advisers regarding the possible consequences to them if the issuer of ALTR Stock is or becomes a USRPHC.

Assuming the characterization of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result.  The portion of the stated interest payment on the SPARQS that is attributable to the deposit will be taxable to a U.S. Holder as ordinary interest income.  The issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income.  Based on the tax treatment described above, upon the sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the issue price of the SPARQS.  Upon physical settlement of the terminable forward contract at maturity, a U.S. Holder generally will not recognize any gain or loss with respect to the underlying equity received and will have a tax basis in the underlying equity received equal to the issue price of the SPARQS.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to Non-U.S. Holders will generally be withheld upon at a rate of 30%.  See the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for SPARQS. Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to Non-U.S. Holders for whom income or gain in respect of the SPARQS is effectively connected with the conduct of a trade or business in the United States.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of investing in the SPARQS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts”

May 2008	Page 5

11% SPARQS®
Mandatorily Exchangeable for Common Stock of Altera Corporation

and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the SPARQS, including possible alternative treatments and the issues presented by this notice.
Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the SPARQS by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets.  Such purchase activity could increase the price of the underlying stock, and, accordingly, could increase the issue price of the SPARQS, and therefore, the price at which the underlying stock must close before you would receive for each SPARQS at maturity an amount of common stock worth as much as or more than the stated principal amount of the SPARQS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.

ERISA:	See “ERISA” in the prospectus supplement for SPARQS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the SPARQS	Selling concession	Principal amount of the SPARQS for any single investor
100%	1.625%	<$999K
99.75%	1.375%	$1MM-$2.99MM
99.625%	1.250%	$3MM-$4.99MM
99.50%	1.125%	>$5MM
Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the SPARQS.  We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2008	Page 6

11% SPARQS®
Mandatorily Exchangeable for Common Stock of Altera Corporation

Hypothetical Call Price Calculations

The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following hypothetical terms:

Original issue date:	May 30, 2008
Interest payment dates:	September 20, 2008, December 20, 2008, March 20, 2009 and the maturity date
Yield to call:	16% per annum (computed on the basis of a 360-day year of twelve 30-day months)
Stated principal amount:	$21.0000 per SPARQS
Interest rate:	11% per annum
Discount factor:	1 / 1.16[x], where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount.  The discount factor is based on the hypothetical yield to call rate of 16% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the hypothetical terms set forth above and the sample call dates as indicated.  The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on December 20, 2008 (first call date)

Call price received:	$21.4950

Total amount received over the term of the SPARQS:	$22.7783

Call on January 30, 2009 (random interim call date)

Call price received:	$21.5957

Total amount received over the term of the SPARQS:	$23.1357

Call on June 20, 2009 (maturity date)

Call price received:	$21.9739

Total amount received over the term of the SPARQS:	$24.4122

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of December 20, 2008 based upon the hypothetical terms set forth above.

May 2008	Page 7

11% SPARQS®
Mandatorily Exchangeable for Common Stock of Altera Corporation

Hypothetical Call Price Calculations (continued)

The call price in the hypothetical example shown below is determined as follows:

▪
The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor.  The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

▪	For example, the present value of all of the interest payments for the hypothetical call date of December 20, 2008 is $1.2063 ($0.6745 + $0.5318).

▪
Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

▪	For example, for the hypothetical call date of December 20, 2008, the present value of the call price is $19.7937 ($21.0000 – $1.2063).

▪
The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

▪
For the hypothetical call date of December 20, 2008, the call price is therefore $21.4950, which is the amount that, if paid on December 20, 2008, has a present value on the original issue date of $19.7937, based on the applicable discount factor.

The call price calculated in the following table is based upon the hypothetical terms set forth above and the sample call date of December 20, 2008. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

	Issue Price Paid	Interest Payments Received	Accrued but Unpaid Interest Received on Call Date	Call Price Received[1]	Total Cash Received on Payment Date	Days from Original Issue Date[2]	Years from Original Issue Date (Days2/360)	Discount Factor at Yield to Call[3]	Present Value at Original Issue Date of Cash Received on Payment Date at Yield to Call
May 30, 2008	($21.0000)					0	0.00000	100.000%
September 20, 2008		$0.7058			$0.7058	110	0.30556	95.566%	$0.6745
Call date (December 20, 2008)			$0.5775		$0.5775	200	0.55556	92.085%	$0.5318
Call date (December 20, 2008)				$21.4950	$21.4950	200	0.55556	92.085%	$19.7937
Total amount received on the call date: $22.0725
Total amount received over the term of the SPARQS: $22.7783

1
The call price of $21.4950 is the dollar amount that has a present value of $19.7937, which has been discounted to the original issue date from the call date at the yield to call rate of 16% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $21.0000 per SPARQS.

2	Based upon a 360-day year of twelve 30-day months.
3	Discount factor = 1 / 1. 16[x], where x is years from original issue date to, and including, the applicable payment date.

May 2008	Page 8

11% SPARQS®
Mandatorily Exchangeable for Common Stock of Altera Corporation

Risk Factors

The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS.  Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS.  For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  If, at maturity, the closing price of ALTR Stock has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

▪
The return on the SPARQS is limited by the issuer’s call right.  The return you realize on the SPARQS is limited by the issuer’s call right.  The issuer may call the SPARQS at any time beginning December 20, 2008, including at maturity, for the cash call price, which will be calculated based on the call date.  The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 15-17% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date.  You should not expect to obtain a total yield (including interest payments) of more than 15-17% per annum on the stated principal amount of the SPARQS to the call date.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the SPARQS in the secondary market.  It is expected that generally the trading price of ALTR Stock on any day will affect the value of the SPARQS more than any other single factor.  However, because of the issuer’s call right, the SPARQS may trade differently from ALTR Stock.  Other factors that may influence the value of the SPARQS include: the volatility of ALTR Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on ALTR Stock, the issuer’s creditworthiness and the occurrence of certain events affecting Altera Corporation that may or may not require an adjustment to the exchange ratio.

▪
Maturity date of the SPARQS may be accelerated. The maturity of the SPARQS will be accelerated if (i) the closing price of ALTR Stock on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS.  The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

▪
No shareholder rights.  Investing in SPARQS is not equivalent to investing in ALTR Stock.  As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to ALTR Stock.

▪
The SPARQS may become exchangeable into the common stock of companies other than Altera Corporation.  Following certain corporate events relating to ALTR Stock, you will receive, at maturity, either the common stock of three companies in the same industry group as Altera Corporation in lieu of, or in addition to, ALTR Stock or the common stock of a successor corporation to Altera Corporation.  For these SPARQS, the three companies would be selected from the NASDAQ-100 Index.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting ALTR Stock, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of ALTR Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

May 2008	Page 9

11% SPARQS®
Mandatorily Exchangeable for Common Stock of Altera Corporation

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the SPARQS.

▪
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the SPARQS.  If the IRS were successful in asserting an alternative characterization or treatment for the SPARQS, the timing and character of income on the SPARQS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying prospectus supplement for SPARQS.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the SPARQS, including possible alternative treatments and the issues presented by this notice.

Other Risk Factors

▪
Secondary trading may be limited.  There may be little or no secondary market for the SPARQS.  The issuer will apply to list the SPARQS on the American Stock Exchange LLC under the symbol “ADJ.”  For a security to be listed on the AMEX, the AMEX requires, among other things, that there be 1 million units and 400 holders of such security.  It is not possible to predict whether the SPARQS will meet the requirements for listing or trade in the secondary market and we do not expect to announce whether or not the SPARQS will meet those requirements prior to the pricing of the SPARQS.  In addition, the SPARQS could be delisted under certain circumstances, such as the delisting of the underlying stock.  Because it is not possible to predict whether the market for the SPARQS will be liquid or illiquid, you should be willing to hold your SPARQS to maturity.

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No affiliation with Altera Corporation.  Altera Corporation is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS.  The issuer has not made any due diligence inquiry with respect to Altera Corporation in connection with this offering.

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Potential adverse economic interest of the calculation agent.  The economic interest of the calculation agent and other affiliates of ours that will carry out hedging activities related to the SPARQS, or that trade ALTR Stock on a regular basis, are potentially adverse to your interests as an investor in

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11% SPARQS®
Mandatorily Exchangeable for Common Stock of Altera Corporation

in the SPARQS.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the SPARQS could adversely affect the price of ALTR Stock on the pricing date and at maturity and, as a result, could decrease the value of the payment you receive on the SPARQS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of ALTR Stock and, accordingly, potentially increase the issue price of the SPARQS and, therefore, the price at which ALTR Stock must close before you would receive at maturity an amount of ALTR Stock worth as much as or more than the issue price of the SPARQS.  Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of ALTR Stock at maturity and, accordingly, if the issuer has not called the SPARQS, the value of ALTR Stock, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

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Morgan Stanley may engage in business with or involving Altera Corporation without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with Altera Corporation without regard to your interests, and thus may acquire non-public information about Altera Corporation.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Altera Corporation, which may or may not recommend that investors buy or hold ALTR Stock.

Information about the Underlying Stock

Altera Corporation.  Altera Corporation (NASDAQ: ALTR) designs, manufactures and markets programmable logic devices and associated development tools.

ALTR Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Altera Corporation pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 000-16617 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding Altera Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

These preliminary terms relate only to the SPARQS offered hereby and do not relate to ALTR Stock or other securities of Altera Corporation.  The issuer has derived all disclosures contained in these preliminary terms regarding Altera Corporation from the publicly available documents described in the preceding paragraph.  In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Altera Corporation.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Altera Corporation is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of ALTR Stock.

May 2008	Page 11

11% SPARQS®
Mandatorily Exchangeable for Common Stock of Altera Corporation

Historical Information

The following table presents the published high and low closing prices of ALTR Stock for 2005, 2006, 2007 and 2008 through April 22, 2008.  The closing price of ALTR Stock on April 22, 2008 was $21.13.  The associated graph shows the closing prices for ALTR Stock for each day from April 22, 2005 to April 22, 2008.  The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of ALTR Stock as an indication of future performance.

(CUSIP 021441100)	High	Low	Dividends
2005
First Quarter	21.37	17.88	–
Second Quarter	22.60	18.28	–
Third Quarter	22.88	18.49	–
Fourth Quarter	19.69	16.28	–
2006
First Quarter	21.21	18.44	–
Second Quarter	22.03	17.05	–
Third Quarter	20.23	15.76	–
Fourth Quarter	20.65	17.64	–
2007
First Quarter	22.05	19.60	–
Second Quarter	24.04	19.96	0.04
Third Quarter	25.45	22.65	0.04
Fourth Quarter	24.86	18.20	0.04
2008
First Quarter	19.42	16.78	0.04
Second Quarter (through April 22, 2008)	21.61	18.11	0.05

The issuer makes no representation as to the amount of dividends, if any, that Altera Corporation will pay in the future.  In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on ALTR Stock.

ALTR Stock Closing Prices April 22, 2005 to April 22, 2008

May 2008	Page 12